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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported)   December 11, 1995


                         FORTUNE PETROLEUM CORPORATION
             (Exact Name of Registrant as specified in its charter)


         Delaware                    1-12334                 95-4114732
(State or other jurisdiction of    (Commission           (I.R.S. Employer
incorporation or organization)     File Number)         Identification No.)


         30101 Agoura Court, Suite 110 Agoura Hills, California   91301
          (Address of Principal Executive Offices)          (Zip Code)


       Registrant's telephone number, including area code (818) 991-0526


                                      N/A
             (Former name, former address and former fiscal year,
                        if changed since last report)



ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Asset Acquired. On December 11, 1995, Fortune Petroleum Corporation ("Fortune" or the "Company") acquired a 16-2/3% working interest (12-1/2% net revenue interest) in a 5,000 acre producing oil and gas property offshore Louisiana. The property, known as the South Timbalier Block 76 (and referred to herein as the "Timbalier Block"), includes a producing well, drilling and production platform and transmission line. The acquisition has an effective date for oil and gas purposes of July 1, 1995, with Fortune being entitled to receive the net cash flow from the well to its interest from that date; the effective date for financial reporting purposes is November 1, 1995.

         The well on the Timbalier Block has been on production since 1990 and is currently producing approximately 16,000 Mcf of natural gas per day plus 1,150 Bbls of oil per day. To date, the well has produced approximately 30 Bcf of natural gas and 2 million Bbls of high gravity oil. Consolidated Natural Gas is the operator of the property and owns a 50% working interest in the block; Oryx Energy Company owns the remaining 33-1/3% working interest in the block.

         The well was originally drilled based upon a 2-D seismic survey. Through the application of advanced 3-D seismic and computer aided exploration technology, management of Fortune believes the Timbalier Block has additional exploration and development potential.
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         Parties to Transaction.  The interest acquired by Fortune was owned by
PetroFina, Inc., which had agreed to sell the interest to Northport Production Company. In turn, Northport had agreed to sell the property to Mr. Donald L. Walker. In order to secure the right to purchase the interest, Mr. Walker gave PetroFina a non-refundable security deposit of $150,000. In order to step into Mr. Walker's position, Fortune paid Mr. Walker $100,000 in cash, agreed to issue stock purchase warrants for 150,000 shares of Common Stock and granted
Mr. Walker the option referred to below. (The warrants are exercisable for two years at the following prices: 50,000 shares at $4.00 per share and 100,000 shares at $6.00 per share.) In addition, Fortune gave an additional security deposit to PetroFina of $100,000.

         Purchase Price. Fortune paid a total of $2.9 million for its interest in the Timbalier Block. Of that amount, approximately $560,000 was paid out of the net cash flow from Fortune's interest in the property between the July 1 effective date and approximately mid-October 1995. In addition, the $150,000 deposit paid by Mr. Walker and the $100,000 deposit paid by Fortune were applied to the purchase price. At the closing of the transaction, the net cash paid by Fortune for its interest in the timbalier Block was approximately $2,090,000.

         Fortune has granted Pendragon Resources, a Texas limited liability company owned by Donald L. Walker, the right, exercisable until March, 1996, to acquire a 4-1/6% working interest in Block 76 for approximately $790,000. If Pendragon does not exercise its option, Fortune will reimburse Mr. Walker for his $150,000 deposit given to PetroFina (and which was applied to the purchase price for the property).


ITEM 5.  OTHER EVENTS.

         In order to finance the acquisition of the Timbalier Block and also to provide the Company with additional working capital, Fortune issued 1,321,117 shares of its Common Stock to a group of European investors in a transaction which qualified for an exemption from the registration requirements of the Securities Act of 1933 under Regulation S. The shares were sold for an average price of $3.22 per share, approximately 75% of the average closing bid price of the Common Stock on the two trading days prior to the financing. From this sale, the Company netted approximately $3,602,000 after payment of expenses of the offering. The balance of $1,306,000 remaining after payment of the purchase price for the Timbalier Block interest has been added to working capital and will be used for general corporate purpose.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements of businesses acquired. To be filed by amendment within the time permitted by the Commission's rules.

         (b) Pro form financial information. To be filed by amendment within the time permitted by the Commission's rules.

         (c)     Exhibits.

                 2.1 Acquisition Agreement dated December 6, 1995, among Donald L. Walker, Pendragon Resources, LLC and Registrant

                 2.2 Agreement dated December 7, 1995, between Northport Production Company and Registrant

                 2.3 Assignment of Record title In Oil and Gas Lease and Bill of Sale and Conveyance from Northport Production Company to Registrant





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                 2.4      Assignment of Record title In Oil and Gas Lease and
                          Bill of Sale and Conveyance from Northport Production Company to Registrant

                 10.1 Agreement dated December 8, 1995, between Whitechappel Management Ltd. and Registrant to act as distributor of the Common Stock under Regulation S

                 10.2 Regulation S Subscription Agreements and related Joint Escrow Instructions for the sale of 627,450 shares of Common Stock

                 10.3 Offshore Securities Subscription Agreements and related Joint Escrow Instructions for the sale of 693,667 shares of Common Stock


                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         FORTUNE PETROLEUM CORPORATION


Date:    December 26, 1995               By:  /s/ TYRONE J. FAIRBANKS
                                             ----------------------------------
                                             Tyrone J. Fairbanks, President,
                                             Chief Executive Officer,
                                             Chief Accounting Officer
                                             and Chief Financial Officer





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